Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 File No. 333-168771 of our report dated September 27, 2024, with respect to the consolidated financial statements of Fonar Corporation and Subsidiaries included in this Annual Report on Form 10-K for the year ended June 30, 2025.

/s/ Marcum LLP

New York, NY

September 22, 2025